Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Form 8-K/A of PolyOne Corporation (Amendment No. 1 to the Form 8-K filed on March 13, 2013 by PolyOne Corporation) of our reports dated December 17, 2012, with respect to the consolidated financial statements and schedule of Spartech Corporation and its subsidiaries and the effectiveness of internal control over financial reporting of Spartech Corporation and subsidiaries, included in the Annual Report (Form 10-K), as amended by Amendment No. 1, of Spartech Corporation and its subsidiaries for the year ended November 3, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 1, 2013